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                                                                    EXHIBIT 99.4

              RAPTOR NETWORKS TECHNOLOGY, INC. ANNOUNCES SIGNING OF
                             $3.5 MILLION FINANCING

Santa Ana, Calif., July 31, 2007 - Raptor Networks Technology, Inc. (OTC Bulletin Board: RPTN), today announced the signing of a private placement transaction with three institutional investors. The terms of the transaction, which is anticipated to close on August 1, 2007, include issuance of $3.5 million in senior secured convertible notes accompanied by common stock purchase warrants. The notes and warrants will have a per share conversion and exercise price of $1.2029. The Company plans to file the transaction documents, which contain additional detailed information regarding the financing, with the Securities and Exchange Commission after the closing.

"We believe this funding from our existing institutional investor base clearly reflects their confidence in Raptor's technology, products, and business outlook," noted Tom Wittenschlaeger, Chief Executive Officer. "We plan to use this funding to advance our business plan to achieve sustainability across multiple verticals."

ABOUT RAPTOR NETWORKS TECHNOLOGY, INC.

Raptor Networks Technology, Inc. has developed the world's first distributed network switching architectures, all standards based, that benefit networks that provide newer latency-sensitive services such as video, VOIP, high speed storage and the like. This patent-pending Distributed Network Switching Technology blurs the distinction between core switching and edge switching, enabling network build outs and performance upgrades of traditional chassis-based installations in a highly cost effective manner. Raptor's "distributed core" switching provides a unique advantage in data transport at wire speed (the maximum speed at which the equipment is built to operate), providing the highest density 10 Gigabit offering currently on the market, with the versatility to run the most advanced new data applications.

For additional information please see, WWW.RAPTOR-NETWORKS.COM.

SAFE HARBOR STATEMENT

The statements in this release relating to the terms and anticipated closing of the pending financing, the proposed use of proceeds from the financing and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, demand for Raptor Networks' products, the future market price of RPTN common stock and the Company's ability to obtain necessary future financing and comply with the terms of its existing and pending financings.

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Contacts:
Raptor Networks Technology, Inc.
Tom Wittenschlaeger/Bob Van Leyen
Tel: 949-623-9300